Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-63870, 333-120372 and 333-150550) pertaining to the Fluor Corporation Salaried Employees’ Savings Investment Plan of our report dated June 27, 2008, with respect to the financial statements and schedules of the Fluor Corporation Salaried Employees’ Savings Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Dallas, Texas

June 27, 2008